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                                                                      EXHIBIT 21


                                 SUBSIDIARIES OF
                              THE BANC CORPORATION

NAME OF SUBSIDIARY                             STATE OF ORGANIZATION


Superior Bank                                  Federally chartered thrift
                                               institution

TBNC Financial Management, Inc.                Alabama

Morris Avenue Management Group, Inc.           Alabama

TBC Capital Statutory Trust II                 Connecticut business trust

TBC Capital Statutory Trust III                Delaware business trust

TBC Realty Holdings Corporation                Alabama

TBC Real Estate Investment Company, Inc.       Alabama

SFS, LLC                                       Alabama